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                              EXTENSION AGREEMENT



     This Extension Agreement (this "Agreement"), dated June 28, 1995, is among Diamond Electronics, Inc., an Ohio corporation ("Diamond"), the shareholders of Diamond signing this Agreement (the "Signing Shareholders"), Ultrak, Inc., a Colorado corporation ("Ultrak"), and Diamond Purchasing Corp., a Texas corporation and wholly-owned subsidiary of Ultrak ("Ultrak Subsidiary").



     Recital. The parties hereto previously executed that certain Agreement and Plan of Reorganization, dated April 28, 1995 (the "Merger Agreement"), which they now desire to amend pursuant to this Agreement.



     NOW, THEREFORE, in consideration of the foregoing and the provisions of this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:



          1. The parties hereby amend and restate Section 10.01(b) of the Merger Agreement to read as follows:



        "(b) by Ultrak or Diamond if the Effective Date has not occurred on or before July 31, 1995, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it on or before the Effective Date; or"



          2. Except as specifically amended as set forth above, the parties hereto agree that the Merger Agreement shall remain in full force and effect as written.



     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.



                      [SIGNATURES ON THE FOLLOWING PAGE].


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
         DIAMOND ELECTRONICS. INC.                               ULTRAK, INC.

        By:   /s/  JOHN W. BIDDINGER                     By:    /s/  GEORGE K. BROADY
  John W. Biddinger, Chairman of the Board           George K. Broady, President and CEO

            /s/  RICHARD M. TOMPKINS                       DIAMOND PURCHASING CORP.
            Richard M. Tompkins

               /s/  ROBERT N. DAVIES                     By:    /s/  GEORGE K. BROADY
              Robert N. Davies                           George K. Broady, President

              /s/  JOHN W. BIDDINGER
             John W. Biddinger

             /s/  H. CHARLES KOEHLER
             H. Charles Koehler

           /s/  WILLIAM MUIRHEAD, III
           William Muirhead, III



     I hereby agree to the terms of this Agreement and confirm my agreement to vote all of my shares of Diamond Common Stock (as defined in the Merger Agreement) in favor of the Merger (as defined in the Merger Agreement).



                                                /s/  MARGARET BIDDINGER


                                                     Margaret Biddinger


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